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               [Letterhead of Zimet, Haines, Friedman & Kaplan]

                                                          November 25, 1997


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D. C. 20549-1004


          Re:  Finlay Enterprises, Inc.
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Ladies and Gentlemen:

     We have acted as counsel to Finlay Enterprises, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, and the rules and regulations thereunder, of 350,000 shares of Common Stock, par value $.01 per share, of the Company (the "Option Shares") issuable upon exercise of options ("Options") granted or to be granted under the Company's 1997 Long Term Incentive Plan (the "Plan").

     In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation of the Company, the Amended and Restated By-Laws of the Company, the minutes and other records of the proceedings of the Board of Directors and of the stockholders of the Company, the Plan and such other documents, corporate and public records, agreements, and certificates of officers of the Company and of public and other officials, and we have considered such questions of law, as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to any facts material to this opinion, we have relied upon


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statements and representations of officers and other representatives of the
Company.

     Based on and subject to the foregoing, we hereby advise you that, in our opinion, (i) the issuance and sale of the Option Shares upon exercise of any Options in accordance with the terms and subject to the conditions set forth in the agreements pursuant to which the Options were or will be granted (the "Option Agreements") have been duly authorized and (ii) when the consideration for any such Option Shares shall have been received by the Company and the Option Shares are issued pursuant to such Options in accordance with the terms and subject to the conditions set forth in the respective Option Agreements, such Option Shares will be validly issued, fully paid and nonassessable.

     We are lawyers admitted to practice only in the State of New York. Although none of the members of this firm is admitted to the bar of the State of Delaware, in rendering this opinion we have considered the General Corporation Law of such State. Accordingly, the foregoing opinion is limited solely to the effect of the laws of New York and of the United States of America, and the General Corporation Law of the State of Delaware.

     Please be advised that James Martin Kaplan, a partner of this firm, is a shareholder and director of the Company.

     We hereby consent to the reference to our firm in the Registration
Statement.


                                             Very truly yours,



                                             ZIMET, HAINES, FRIEDMAN & KAPLAN